Exhibit (a)(4)

CASH RESERVE FUND, INC.

CERTIFICATE OF CORRECTION

CASH RESERVE FUND, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST:                      The title of the document being corrected by this Certificate of Correction is the Certificate of Correction of the Corporation that was filed with and accepted for record by the SDAT on December 11, 2008 (the “2008 Certificate of Correction”).

SECOND:                  The name of the sole party to the 2008 Certificate of Correction is Cash Reserve Fund, Inc.

THIRD:                      The 2008 Certificate of Correction was filed for record with the SDAT on December 11, 2008.

FOURTH:                   As previously filed, Article FOURTH of the 2008 Certificate of Correction stated:

“As previously filed, Article SECOND (b) of the Articles Supplementary stated that 12,660,000 shares had been designated and classified as Prime Series shares of the capital stock of the Corporation.”

FIFTH:                      Article FOURTH of the 2008 Certificate of Correction is hereby corrected to state:

“As previously filed, Article SECOND (b) of the Articles Supplementary stated that 12,660,000,000 shares had been designated and classified as Prime Series shares of the capital stock of the Corporation.”

SIXTH:                      As previously filed, Article FIFTH of the 2008 Certificate of Correction stated:

“Articles SECOND (b) of the Articles Supplementary is hereby corrected to state that 12,400,000 shares have been designated and classified as Prime Series shares of the capital stock of the Corporation.”

SEVENTH:                Article FIFTH of the 2008 Certificate of Correction is hereby corrected to state:

“Articles SECOND (b) of the Articles Supplementary is hereby corrected to state that 12,400,000,000 shares have been designated and classified as Prime Series shares of the capital stock of the Corporation.”

IN WITNESS WHEREOF, Cash Reserve Fund, Inc. has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of May, 2013; and its Vice President acknowledges that this Certificate of Correction is the act of Cash Reserve Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	CASH RESERVE FUND, INC.

/s/Hepsen Uzcan                    By: /s/John Millette (SEAL)
Assistant Secretary	Vice President

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